Exhibit D-1



                                                February 14, 2003



BY HAND DELIVERY

Kristi Izzo, Secretary
Board of Public Utilities
Two Gateway Center
Newark, NJ  07102

          Re: In The Matter Of The Verified Petition Of Jersey Central Power & Light Company For A Bondable Stranded Cost Rate Order In Accordance With Chapter 23 Of The Laws Of 1999, To Authorize The Imposition Of A Non-bypassable Transition Bond Charge, The Issuance And Sale Of Up To $420 Million Aggregate Principal Amount Of Transition Bond By A Financing Entity To Recover Petitioner's Bondable Stranded Costs, And The Application Of Transition Bond Proceeds To Retire Outstanding Debt, Equity Or Both, And To Approve The Methodology For The Calculation And Adjustment Of The Transition Bond Charge And Market Transition Charge-Tax Related Thereto Docket No.
               -----------------------------------------------------------------

Dear Secretary Izzo:

          On behalf of the Petitioner, Jersey Central Power & Light Company (the "Company"), enclosed herewith for filing with the Board of Public Utilities (the "Board") are the original and eleven copies of the Company's Verified Petition Seeking A Bondable Stranded Cost Rate Order In Accordance With Chapter 23 Of The Laws Of 1999, To Authorize The Imposition Of A Non-bypassable Transition Bond Charge, The Issuance And Sale Of Up To $420 Million Aggregate Principal Amount Of Transition Bond By A Financing Entity To Recover Petitioner's Bondable Stranded Costs, And The Application Of Transition Bond Proceeds To Retire Outstanding Debt, Equity Or Both, And To Approve The Methodology For The Calculation And Adjustment Of The Transition Bond Charge And Market Transition Charge-Tax Related Thereto.

          I hereby certify that two copies of the within Verified Petition and Exhibits have this day been transmitted to Seema M. Singh, Esq., Acting Director of the Division of the Ratepayer Advocate, via hand delivery.

Kristi Izzo, Secretary
February 14, 2003
Page 2



          Would you kindly stamp the enclosed additional copy of this letter with the date of filing and the assigned docket number, and return same to the undersigned in the enclosed self-addressed envelope.

          Thank you for your anticipated courtesy and cooperation.


                                                Respectfully submitted,



                                                Marc B. Lasky


MBL/kl
Enclosure
cc:  (w/enclosure - by hand delivery)
     Lance Miller
     John Stanziola
     Nusha Wyner, Esq.
     Dr. Fred S. Grygiel
     Mark C. Beyer
     Leonardo M. Lim
     Dr. Son Lin Lai
     Seema M. Singh, Esq. (2 copies)

Kristi Izzo, Secretary
February 14, 2003
Page 3



bcc: (w/enclosure - by Federal Express)
     Kevin Boutilier
     Sally J. Cheong
     Douglas E. Davidson, Esq.
     Michael J. Filippone
     Michael F. Fitzpatrick, Esq.
     Robert A. Friedman, Esq.
     Darryl Herrick
     Linda Kang
     Joseph Marulli
     Thomas Navin
     Gregory G. Pavin, Esq.
     Curtis Probst
     Elizabeth A. Quirk, Esq.
     Steve Somich